Exhibit 99.1

Fox Factory Holding Corp. Announces Fourth Quarter and Full Year 2014 Financial Results

Fourth Quarter Sales Increased 13.6% to $74.1 Million
Fourth Quarter Adjusted EBITDA Increased 12.1% to $12.1 Million
Full Year Sales Increased 12.5%, Gross Margin Increased 140 Basis Points, and Adjusted EBITDA Increased 11.8%

SCOTTS VALLEY, California – March 2, 2015 — Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) today reported financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter Fiscal 2014 Highlights
•Sales increased 13.6% to $74.1 million compared to $65.3 million in the same period last fiscal year
•Gross margin improved 90 basis points to 29.6% compared to 28.7% in the same period last fiscal year
•Net income was $2.9 million, or $0.08 per diluted share, compared to $4.9 million, or $0.13 per diluted share in the same period last fiscal year
•Non-GAAP adjusted net income was $6.6 million compared to $5.9 million in the same period last fiscal year
•Adjusted EBITDA was $12.1 million compared to $10.8 million in the same period last fiscal year

“We are pleased to report solid financial results for the fourth quarter and full year 2014, as we delivered sales, gross margin, adjusted EBITDA, and adjusted EPS growth for both periods,” stated Larry L. Enterline, FOX’s Chief Executive Officer. “In the fourth quarter, sales of powered vehicle products increased 34% driven by strength across a number of markets including side-by-side, on-road motorcycles, and truck. We believe our Factory Series 36 all-mountain suspension fork has been very well received by our customers and the trade media, which gives us confidence that we are positioned to see improvements in our mountain bike business when our model year 2016 products begin shipping in volume. We are also pleased with Ford's announcement on January 12, 2015 at the Detroit Auto Show that FOX Internal Bypass suspension is once again their suspension of choice for the second-generation 2017 F-150 Raptor.”
“Consistent with our growth strategy, we successfully completed two acquisitions in fiscal 2014, that expanded and diversified our product offerings and enhanced the foundation of our business.”
Mr. Enterline concluded, “While we believe we have taken the right steps positioning FOX to achieve another year of sales and profitability growth in 2015, unfortunately, the labor dispute that slowed West Coast ports has had some impact on our business. While we were successful in mitigating the effects of the port slowdown in the fourth quarter of 2014, the impact in the first quarter of 2015 has been more pronounced and it will likely have a near-term impact on our 2015 financial results as port congestion clears.”
Sales for the fourth quarter of fiscal 2014 were $74.1 million, an increase of 13.6% from sales of $65.3 million in the fourth quarter of fiscal 2013. The increase reflects 34.0% growth in sales of powered vehicle products and 2.3% increase in sales of mountain bike products. The growth in powered vehicle product sales was primarily driven by increases in side-by-side, truck, and on-road motorcycle sales.

Gross margin was 29.6% for the fourth quarter of fiscal 2014, a 90 basis point increase from gross margin of 28.7% in the fourth quarter of fiscal 2013. The improvement in gross margin reflects the Company’s successful execution of its operational initiatives targeted at improving manufacturing and supply chain efficiencies, as well as continued execution of its product design for manufacturability program.
Total operating expenses were $17.7 million, or 23.9% of sales, for the fourth quarter of fiscal 2014, compared to $10.9 million, or 16.7% of sales, in the fourth quarter of the prior fiscal year. The increase in operating expenses was primarily due to the inclusion of Sport Truck USA, Inc.’s (“Sport Truck”) operating expenses in the Company’s consolidated results, acquisition and integration costs, investments in infrastructure, brand and technology to support future growth, and higher stock-based compensation expense. Fourth quarter of fiscal 2014 operating expenses include a $2.8 million fair value adjustment of contingent consideration and acquisition related compensation primarily related to the Company’s contingent consideration liability arising from the acquisition of Sport Truck.
Operating income was $4.2 million for the fourth quarter of fiscal 2014, compared to operating income of $7.8 million in the fourth quarter of fiscal 2013.
Net income in the fourth quarter of fiscal 2014 was $2.9 million, a decrease of 41.5% compared to $4.9 million in the fourth quarter of the prior fiscal year. Earnings per diluted share for the fourth quarter of fiscal 2014 was $0.08, compared to $0.13 in the fourth quarter of fiscal 2013.
Operating income and net income were both negatively impacted by the aforementioned acquisition related expenses and adjustment of contingent consideration liability.
Non-GAAP adjusted net income in the fourth quarter of fiscal 2014 was $6.6 million, an increase of 12.1% compared to $5.9 million in the fourth quarter of the prior fiscal year. Non-GAAP adjusted earnings per diluted share for the fourth quarter of fiscal 2014 was $0.18 compared to $0.16 in the fourth quarter of fiscal 2013 on 0.3 million higher diluted shares outstanding. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA in the fourth quarter of fiscal 2014 was $12.1 million, compared to $10.8 million in the fourth quarter of fiscal 2013. Adjusted EBITDA margin in the fourth quarter of fiscal 2014 was 16.4%, compared to 16.6% in the fourth quarter of fiscal 2013. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.

Twelve Months Fiscal Year 2014 Results
Sales for the year ended December 31, 2014, were $306.7 million, an increase of 12.5% compared to the year ended December 31, 2013. Sales of powered vehicle products increased 39.0% while sales of mountain bike products decreased 1.0% for fiscal 2014 compared to the prior fiscal year. The increase in powered vehicle product sales was primarily due to the acquisition of Sport Truck, along with higher end user demand for FOX branded products. The slight decrease in bike sales was attributable to various factors, including industry supply chain issues, increased competitive environment in certain product categories, and weaker sell through of products than in the prior year.
Gross margin was 30.8% in fiscal 2014, a 140 basis point improvement compared to gross margin of 29.4% in fiscal 2013.
Net income in fiscal 2014 was $27.7 million, an increase of 14.9% compared to $24.1 million in the prior year. Earnings per diluted share for fiscal 2014 was $0.73, compared to $0.68 in the prior year.

Non-GAAP adjusted net income for fiscal 2014 was $33.1 million, an increase of 13.2% compared to $29.2 million in the prior year. Non-GAAP adjusted earnings per diluted share for fiscal 2014 was $0.88, compared to $0.82 in fiscal 2013, based on an increase of 2.1 million diluted shares outstanding. Reconciliations of net income to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA increased 11.8% to $55.5 million in fiscal 2014, compared to $49.6 million in fiscal 2013. Adjusted EBITDA margin for fiscal 2014 was 18.1% compared to 18.2% in fiscal 2013. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.

Balance Sheet Highlights
As of December 31, 2014, the Company had cash and cash equivalents of $4.2 million. Total debt was $50.0 million, compared to $8.0 million as of December 31, 2013. The increase in debt is due to borrowings for the Company’s acquisition of Sport Truck and Race Face/Easton Cycling. Inventory was $59.2 million as of December 31, 2014, compared to $42.8 million as of December 31, 2013. The increase is primarily due to the inclusion of Sport Truck and Race Face/Easton Cycling inventory. As of December 31, 2014, accounts receivable and accounts payable were $39.2 million and $30.4 million, respectively, compared to December 31, 2013 balances of $33.8 million and $24.3 million, respectively.

Fiscal 2015 Guidance
The Company’s business has been impacted by the labor slowdown and significant backlog at West Coast ports causing certain operational inefficiencies. The Company expects uncertainties related to the timing of receipt of parts shipments will affect 2015 sales and profitability and its ability to accurately forecast financial results.  As a result, the Company is widening the guidance range historically provided.
For the first quarter of fiscal 2015, the Company expects sales in the range of $58 million to $64 million and non-GAAP adjusted earnings per diluted share in the range of $0.05 to $0.10.
For the fiscal year 2015, the Company expects sales in the range of $333 million to $357 million and non-GAAP adjusted earnings per diluted share in the range of $0.88 to $1.00 based on approximately 38 million weighted average diluted shares outstanding.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, contingent consideration valuation adjustment and certain acquisition related adjustments and expenses.

Shelf Registration Statement
FOX intends to file a shelf registration statement on Form S-3 with the SEC in the upcoming weeks. The registration statement is expected to cover the issuance and sale by FOX of any combination of common stock, preferred stock, debt securities, warrants and units having an aggregate purchase price of up to $150.0 million, as well as common stock held by certain of its stockholders, including Compass Group Diversified Holdings LLC. While FOX has no current plans to conduct an offering, the Company believes that having a shelf registration statement on file with the SEC will provide FOX with greater flexibility should its circumstances, plans and/or capital needs change. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of FOX and these securities cannot be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Conference Call & Webcast
The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13601308. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance ride dynamics products primarily for bicycles, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, and “adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, contingent consideration valuation adjustments, costs of its secondary offering, acquisition related expenses, and certain non-recurring items, net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other (income) expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, costs related to its secondary offering, contingent consideration valuation adjustments, and certain other acquisition related or non-recurring items that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

Fox Factory Holding Corp.
Condensed Consolidated Balance Sheets
(in thousands, except par value)

	As of December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$4,212	$1,683
Accounts receivable (net of allowance for doubtful accounts of $348 and $366 at December 31, 2014 and 2013, respectively)	39,221	33,781
Inventory	59,191	42,783
Prepaids and other current assets	5,687	2,648
Deferred tax assets	4,298	3,490
Total current assets	112,609	84,385
Property, plant and equipment, net	20,329	13,418
Loan fees, net	979	717
Goodwill	58,745	31,925
Intangibles, net	65,184	27,284
Other assets	591	—
Total assets	$258,437	$157,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,371	$24,254
Accrued expenses	12,128	12,451
Liability reserve for uncertain tax positions	7,785	7,796
Current portion of long-term debt	2,837	—
Current portion of contingent consideration	7,704	—
Total current liabilities	60,825	44,501
Line of credit	—	8,000
Long-term debt, less current portion	47,163	—
Deferred rent	681	931
Deferred tax liabilities	7,414	12,005
Contingent consideration, less current portion	13,548	—
Total liabilities	129,631	65,437

Stockholders’ equity
Preferred stock, $0.001 par value—10,000 authorized and no shares issued or outstanding as of December 31, 2014 and December 31, 2013	—	—
Common stock, $0.001 par value—90,000 authorized; 37,117 shares issued and 37,078 outstanding as of December 31, 2014; 36,317 shares issued and outstanding as of December 31, 2013	37	36
Additional paid-in capital	97,006	87,788
Accumulated other comprehensive loss	(406)	(15)
Retained earnings	32,169	4,483
Total stockholders’ equity	128,806	92,292
Total liabilities and stockholders’ equity	$258,437	$157,729

Fox Factory Holding Corp.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Sales	$74,104	$65,259	$306,734	$272,746
Cost of sales	52,201	46,543	212,314	192,617
Gross profit	21,903	18,716	94,420	80,129
Operating expenses:
Sales and marketing	4,948	3,771	19,192	14,153
Research and development	3,413	2,967	13,642	10,409
General and administrative	4,857	2,820	17,683	11,408
Amortization of purchased intangibles	1,705	1,355	6,424	5,378
Fair value adjustment of contingent consideration and acquisition related compensation	2,751	—	2,856	—
Total operating expenses	17,674	10,913	59,797	41,348
Income from operations	4,229	7,803	34,623	38,781
Other (income) expense, net:
Interest expense	276	157	999	4,125
Other (income) expense, net	(536)	7	(693)	(12)
Other (income) expense, net	(260)	164	306	4,113
Income before income taxes	4,489	7,639	34,317	34,668
Provision for income taxes	1,616	2,732	6,631	10,566
Net income	$2,873	$4,907	$27,686	$24,102
Earnings per share:
Basic	$0.08	$0.14	$0.75	$0.70
Diluted	$0.08	$0.13	$0.73	$0.68
Weighted average shares used to compute earnings per share:
Basic	37,046	36,317	36,756	34,571
Diluted	37,907	37,612	37,807	35,705

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income, a non-GAAP financial measure, and the calculation of non-GAAP adjusted earnings per share for the three and twelve months ended December 31, 2014 and 2013. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Net income	$2,873	$4,907	$27,686	$24,102
Amortization of purchased intangibles (net of tax)(1)	1,071	882	4,462	3,739
Acquisition and integration related expenses (net of tax) (1) (2)	1,216	135	2,931	206
Contingent consideration valuation adjustment (net of tax) (1) (3)	1,655	—	1,540	—
Secondary offering expense (net of tax) (1) (4)	12	—	326	—
One-time tax benefit net of cost (5)	(193)	—	(3,849)	—
Non-cash expense for un-amortized loan origination fees (net of tax) (1) (6)	—	—	—	977
Management fee (net of tax) (1) (7)	—	—	—	214
Non-GAAP adjusted net income	$6,634	$5,924	$33,096	$29,238

Non-GAAP adjusted EPS
Basic	$0.18	$0.16	$0.90	$0.85
Diluted	$0.18	$0.16	$0.88	$0.82

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	37,046	36,317	36,756	34,571
Diluted	37,907	37,612	37,807	35,705
(1) The amounts of the adjustments, net of tax, were calculated using the respective effective tax rate, excluding the one-time tax benefit net of cost.
(2) Represents various acquisition related items including the impact of the finished goods inventory valuation adjustment recorded in the Company’s 2014 acquisitions of $147 and $662 for the three and twelve months ended, respectively, the amortization or accrual of a portion of acquisitions’ purchase price classified as compensation expense of $271 and $447 for the three and twelve months ended, respectively, and acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $798 and $1,822 for the three and twelve months ended, respectively.
(3) Represents the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual performance for 2014 and current assumptions regarding volatility, interest rates and forecasted 2015 and 2016 performance.
(4) Represents costs and expenses incurred related to the secondary offering completed in July 2014.
(5) Represents a one-time tax benefit of $4,063 related to the reapportionment of income, net of professional fees incurred to evaluate and claim the benefit.
(6) Represents a $977 non-cash expense, net of tax, for the write-off of unamortized loan origination fees in connection with the August 2013 termination of the Company’s prior credit facility.
(7) Represents management fees paid to an affiliate of the Company’s largest stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering in August 2013.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)

The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure, and the calculation of adjusted EBITDA margin for the three and twelve months ended December 31, 2014 and 2013. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Net income	$2,873	$4,907	$27,686	$24,102
Depreciation and amortization	2,657	2,001	9,730	7,759
Stock based compensation (1)	1,079	825	4,044	2,500
Acquisition and integration related expenses (2)	1,781	197	4,220	296
Contingent consideration valuation adjustment (3)	2,354	—	2,217	—
Secondary offering expense (4)	14	—	469	—
Provision for income taxes	1,616	2,732	6,631	10,566
Cost associated with one-time tax benefit (5)	22	—	214	—
Other (income) expense, net (6)	(260)	164	306	4,113
Management fee (7)	—	—	—	308
Adjusted EBITDA	$12,136	$10,826	$55,517	$49,644

(1) Represents non-cash, stock based compensation.
(2) Represents various acquisition related items including the impact of the finished goods inventory valuation adjustment recorded in the Company’s 2014 acquisitions of $216 and $953 for the three and twelve months ended, respectively, the amortization or accrual of a portion of acquisitions’ purchase price classified as compensation expense of $397 and $643 for the three and twelve months ended, respectively, and acquisition related costs and expenses incurred to integrate acquired entities into the Company’s operations of $1,168 and $2,624 for the three and twelve months ended, respectively.
(3) Represents the periodic revaluation of the Company’s contingent consideration associated with the acquisition of Sport Truck based on actual performance for 2014 and current assumptions regarding volatility, interest rates and forecasted 2015 and 2016 performance.
(4) Represents costs and expenses incurred related to the secondary offering completed in July 2014.
(5) Represents professional fees incurred to evaluate and claim a one-time tax benefit of $4,063 related to the reapportionment of income.
(6) Other (income) expense, net includes interest expense, foreign currency transaction gain or loss, gain or loss on the disposal of fixed assets, and other miscellaneous items.
(7) Represents management fees paid to an affiliate of the Company’s largest stockholder pursuant to a management services agreement that terminated upon the consummation of the Company’s initial public offering in August 2013.

The calculation of adjusted EBITDA margin is as follows:	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
Adjusted EBITDA	$12,136	$10,826	$55,517	$49,644
Divided by sales	74,104	65,259	306,734	272,746
Adjusted EBITDA margin	16.4%	16.6%	18.1%	18.2%

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to incorporate Sport Truck and Race Face/Easton into its current business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike suspension component manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
ICR
Katie Turner
646-277-1228
Katie.Turner@icrinc.com